SCHEDULE 14A  INFORMATION
                                 (Rule 14a-101)

          Proxy Statement Pursuant to Section 14(A) of the Securities
                   Exchange Act Of 1934 (Amendment No.      )

Filed by the Registrant  [ X ]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:
[    ]   Preliminary Proxy Statement    [    ]   Confidential For Use
                                                 of the Commission Only (as
                                                 permitted by Rule 14a-6(e)(2))
[ X  ]   Definitive Proxy Statement
[    ]   Definitive Additional Materials
[    ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            TRINITY INDUSTRIES, INC.
                (Name of Registrant as Specified In Its Charter)


                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ X  ]   No fee required.
[    ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
         and 0-11.
         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)    Proposed maximum aggregate value of transaction:

         (5)    Total fee paid:

[    ]   Check box if any part of the fee is offset as provided by
         Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
         (1)    Amount previously paid:

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                    Trinity Industries, Inc.
                      2525 Stemmons Freeway
                    Dallas, Texas 75207-2401
                        P. O. Box 568887
                    Dallas, Texas 75356-8887
                        (mailing address)


            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                   To Be Held on July 16, 1997


     Notice is hereby given that the Annual Meeting of Stockholders of Trinity Industries, Inc. (the "Company"), a
Delaware corporation, will be held at the offices of the Company, 2525 Stemmons Freeway, Dallas, Texas 75207, on
Wednesday, July 16, 1997, at 9:30 a.m., Central Daylight Saving
Time, for the following purposes:

     (1) to elect ten (10) directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

     (2) to approve an amendment to the Company's 1993 Stock Option and Incentive Plan; and

     (3) to transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on May 30, 1997 will be entitled to notice of and to vote at the 1997 Annual Meeting or any adjournment thereof, notwithstanding the transfer of any stock on the books of the Company after such record date. A list of the stockholders will be open to the examination of any stockholder, for any purpose germane to the 1997 Annual Meeting, for a period of ten (10) days prior to the meeting at the Company's offices, 2525 Stemmons Freeway, Dallas, Texas 75207.

     You are requested to forward your proxy in order that you will be represented at the 1997 Annual Meeting, whether or not you expect to attend in person. Stockholders who attend the 1997 Annual Meeting may revoke their proxies and vote in person, if they so desire.

     A Proxy Statement, proxy card and a copy of the Annual Report on the Company's operations during the fiscal year ended March 31, 1997 accompany this Notice of Annual Meeting of Stockholders.


                              By Order of the Board of Directors


                                   J. J. FRENCH, JR.
                                         Secretary


June 17, 1997

                              -1-

                    Trinity Industries, Inc.
                      2525 Stemmons Freeway
                    Dallas, Texas 75207-2401
                        P. O. Box 568887
                    Dallas, Texas 75356-8887
                        (mailing address)


                         PROXY STATEMENT
                               For
                 ANNUAL MEETING OF STOCKHOLDERS
                   To Be Held on July 16, 1997


     This Proxy Statement is furnished to the stockholders of Trinity Industries, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 2525 Stemmons Freeway, Dallas, Texas 75207, on Wednesday, July 16, 1997 at 9:30 a.m., Central Daylight Saving Time (the "1997 Annual Meeting"), or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about June 17, 1997.

                      RIGHT TO REVOKE PROXY

     Any stockholder giving the proxy enclosed with this Proxy Statement has the power to revoke such proxy at any time prior to the exercise thereof by filing with the Company a written revocation at or prior to the 1997 Annual Meeting, by executing a proxy bearing a later date or by attending the 1997 Annual Meeting and voting in person the shares of stock that such stockholder is entitled to vote. Unless the persons named in the proxy are prevented from acting by circumstances beyond their control, the proxy will be voted at the 1997 Annual Meeting and at any adjournment thereof in the manner specified therein, or if not specified, the proxy will be voted:

     (1) FOR the election of the ten (10) nominees listed under "Election of Directors" as nominees of the Company for election as directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

     (2) FOR the approval of the amendment to the Company's 1993 Stock Option and Incentive Plan; and

     (3) At the discretion of the persons named in the enclosed form of proxy, on any other matter that may properly come before the 1997 Annual Meeting or any adjournment thereof.

    BY WHOM AND THE MANNER IN WHICH PROXY IS BEING SOLICITED

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company. The expense of the solicitation of proxies for the 1997 Annual Meeting, including the cost of mailing, will be borne by the Company. To the extent necessary to assure sufficient representation at the 1997 Annual Meeting, officers and regular employees of the Company, at no additional compensation, may request the return of proxies personally, by telephone, facsimile, mail, or other method. The extent to which this will be necessary depends entirely upon how promptly proxies are received. Stockholders are urged to send in their proxies without delay. The Company will supply brokers, nominees, fiduciaries and other custodians with proxy materials to forward to beneficial owners of shares in connection with the request from the beneficial owners of authority to execute such proxies, and the Company will reimburse such brokers, nominees, fiduciaries and other custodians for their expenses in making such distribution. Management has no knowledge or information that any other person will specially engage any persons to solicit proxies.

               VOTING SECURITIES AND STOCKHOLDERS

     The outstanding voting securities of the Company consist entirely of shares of Common Stock, $1.00 par value per share, each share of which entitles the holder thereof to one vote. The record date for the determination of the stockholders entitled to notice of and to vote at the 1997 Annual Meeting, or any adjournment thereof, has been established by the Board of Directors as of the close of business on May 30, 1997. At that date, there were outstanding and entitled to vote 42,984,303 shares of Common Stock.

     The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the 1997 Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

     The proxy card provides space for a stockholder to withhold voting for any or all nominees for the Board of Directors or to abstain from voting for any proposal if the stockholder chooses to do so. The election of directors requires a plurality of the votes cast at the meeting. Each other matter to be submitted to the stockholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

     As of May 30, 1997, no person was known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock of the Company, except as shown in the following table:

                                    Number of Shares
      Name and Address             Beneficially Owned       Percent of
      of Beneficial Owner            at May 30, 1997          Class
     ----------------------------  -----------------        ----------

     FMR Corp.(1)                       3,656,800              8.5%
     82 Devonshire Street
     Boston, Massachusetts  02109

_____________

(1) Information regarding FMR Corp. and its affiliates and their beneficial ownership of the Company's shares was obtained from the Schedule 13G of FMR dated February 14, 1997.

                              -2-

    The following table shows the number of shares of Common Stock beneficially owned by each director or nominee, by the executive officers named below in the Summary Compensation Table and by all such directors, nominees and executive officers as a group, based upon information supplied by them:

                               Number of Shares
                              Beneficially Owned       Percent of
        Name                 at April 30, 1997(1)        Class
     ------------------      --------------------      ----------
     John L. Adams                  1,000                  *
     Ralph A. Banks, Jr.            6,153                  *
     David W. Biegler               5,364                  *
     John Dane III                217,413                  *
     Barry J. Galt                 10,160                  *
     Clifford J. Grum               3,000(2)               *
     Dean P. Guerin                57,410                  *
     Jess T. Hay                   11,384(3)               *
     Edmund M. Hoffman             41,681(4)               *
     Diana S. Natalicio             1,000                  *
     John T. Sanford              129,875                  *
     Mark W. Stiles                21,614                  *
     Timothy R. Wallace           216,921                  *
     W. Ray Wallace             1,505,151                3.4%
     Directors and Executive
        Officers as a Group     2,329,571                5.3%
     _________
     *  Less than one percent (1%).

(1) Unless otherwise noted, all shares are owned directly and the owner has the right to vote the shares, except for shares that officers and directors have the right to acquire under the Company's stock option plans as of the record date or within sixty (60) days thereafter, which for Messrs. Galt, Guerin, Hay and Hoffman are 9,410 shares each, for Mr.
Biegler is 3,764 shares and for  Messrs. Dane, Sanford, Stiles, Timothy
R. Wallace and W. Ray Wallace are 39,875, 82,191, 17,987, 203,671 and 621,080
shares, respectively. Such numbers for shares that the officers and directors have right to acquire under the Company's stock option plans reflect the adjustment resulting from the Company's distribution of its stock in Halter Marine Group, Inc. Mr. Dane's association with the Company ceased on March 31, 1997 upon the Company's distribution of its stock of Halter Marine Group, Inc.; therefore, his options will expire on June 29, 1997, if not exercised.

(2)  Shares are owned by Deerfield Corporation of which Mr. Grum is an owner.

(3) Includes 384 shares owned of record by Mr. Hay's wife as custodian for their daughter in which Mr. Hay disclaims beneficial ownership.

(4) Includes 1,500 shares held by Mr. Hoffman as trustee of a trust in which Mr. Hoffman disclaims beneficial ownership.

_____________
                              -3-


                  ITEM 1 - ELECTION OF DIRECTORS

     At the 1997 Annual Meeting, ten (10) directors are to be elected who shall hold office until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. It is the intention of the persons named in the Company's proxy to vote for the election of each of the ten (10) nominees listed below, unless authority is withheld. All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to serve as a director, the persons named in the proxy will vote for the election of another person recommended by the Board of Directors.

     The Board of Directors recommends you vote FOR the election of each of the ten (10) nominees to the Board of Directors set forth below.

                            Nominees

-------------------------------------------------------------------------------
W. Ray Wallace, 74.  Director since 1956.  Chairman and Chief Executive
Officer of the Company.  He is the father of Timothy R. Wallace, a director and President of the Company.
-------------------------------------------------------------------------------
John L. Adams, 52. Director since 1996. Member of the Audit Committee and of the Corporate Development and Finance Committee. Mr. Adams is Chairman and Chief Executive Officer Metroplex Region of Texas Commerce Bank -- Dallas, Texas. He is also Vice Chairman of the Board of Texas Commerce Bank National Association, a national bank providing banking services in various Texas cities. He serves as a director of Phillips Gas Company, a leading purchaser, producer, gatherer and seller of natural gas, Texas Utilities Company
(Advisory Director), a public utility holding company, and Zale Lipshy University Medical Center, in addition to service on the Board of Directors of several public and private charitable organizations.
-------------------------------------------------------------------------------
David W. Biegler, 50. Director since 1992. Chairman of the Corporate Governance and Nominating Committee and a member of the Human Resources Committee. Mr. Biegler is the Chairman, President and Chief Executive Officer and a director of ENSERCH Corporation, an integrated natural gas company engaged principally in natural gas transmission and distribution, electric power development and other energy related activities. He is a director and former Chairman and Chief Executive Officer of Enserch Exploration, Inc., a company engaged in oil and gas exploration and production, and a director of Texas Commerce Bank, National Association, a national bank.
-------------------------------------------------------------------------------
Barry J. Galt, 63. Director since 1988. Member of the Audit Committee and of the Corporate Development and Finance Committee. Mr. Galt is the Chairman and Chief Executive Officer and a director of Seagull Energy Corporation, a diversified energy company engaged in oil and gas exploration and development, as well as natural gas marketing and distribution. He is also a director of Standard Insurance Company, a mutual life insurance company, and a director of Texas Commerce Bank, National Association, a national bank.
-------------------------------------------------------------------------------
Clifford J. Grum, 62. Director since 1995. Member of the Audit Committee and of the Human Resources Committee. Mr. Grum is Chairman and Chief Executive Officer and a director of Temple-Inland, Inc., a holding company with interests in corrugated containers, bleached paperboard, building products, timber and timberlands, and financial services. He is also a director of Cooper Industries, Inc., a company engaged in the businesses of electrical products, tools and hardware, and automotive products and a director of Tupperware Corporation, a multinational consumer products company.
-------------------------------------------------------------------------------
                                   -4-

Dean P. Guerin, 75. Director since 1965. Chairman of the Corporate Development and Finance Committee and a member of the Corporate Governance and Nominating Committee. Mr. Guerin's principal occupation is investments. Mr. Guerin is a director of Lone Star Technologies, Inc., engaged in oil country tubular goods, and a director of Seagull Energy Corporation, a diversified energy company.
-------------------------------------------------------------------------------
Jess T. Hay, 66. Director since 1965. Chairman of the Human Resources Committee and member of the Corporate Governance and Nominating Committee.
Mr. Hay is Chairman of Texas Foundation for Higher Education and of HCB Enterprises, Inc., a private investment firm. Prior to retirement on December 31, 1994, Mr. Hay was Chairman and Chief Executive Officer of Lomas Financial Corporation, a diversified financial services company engaged principally in mortgage banking and real estate lending, and of Lomas Mortgage USA, a mortgage banking institution. Mr. Hay is a director of Viad Corp. which is primarily involved in travel, trade exhibits, and financial services, a director of Exxon Corporation, a diversified energy company engaged principally in the exploration, production and marketing of petroleum products, and a director of SBC Communications, Inc., a telephone and wireless communications company.
-------------------------------------------------------------------------------
Edmund M. Hoffman, 75. Director since 1957. Chairman of the Audit Committee and member of the Corporate Development and Finance Committee. Mr. Hoffman's principal occupation is investments, primarily in the soft drink bottling and full line vending business. Mr. Hoffman is a director of Coca-Cola Bottling Group (Southwest) Inc., a distributor for Coca-Cola products.
-------------------------------------------------------------------------------
Diana S. Natalicio, 57. Director since 1996. Member of the Human Resources Committee and of the Corporate Governance and Nominating Committee. President of the University of Texas at El Paso. Dr. Natalicio is a director of ENSERCH Corporation, an integrated natural gas company engaged principally in natural gas transmission and distribution, electric power development and other energy related activities. She was appointed by President Bush to the Commission on Educational Excellence for Hispanic Americans and by President Clinton to the National Science Board, currently serving as its Vice-Chair.
-------------------------------------------------------------------------------
Timothy R. Wallace, 43. Director since 1992. Mr. Wallace is President of the Company. He is the son of Mr. W. Ray Wallace, a director and the Chairman, and Chief Executive Officer of the Company. Mr. Wallace is a director of Viad Corp. which is primarily involved in travel, trade exhibits and financial services.

                  BOARD MEETINGS AND COMMITTEES

     The directors hold regular quarterly meetings, in addition to the meeting immediately following the Annual Meeting of Stockholders, attend special meetings, as required, and spend such time on the affairs of the Company as their duties require. During the fiscal year ended March 31, 1997, the Board of Directors held five (5) meetings. All directors of the Company attended at least seventy-five percent (75%) of the meetings of the Board of Directors and the committees on which they served during the fiscal year ended March 31, 1997.

     During most of the fiscal year ended March 31, 1997, there were only two committees, those being an Audit Committee and a Compensation Committee. The members of the Audit Committee were Messrs. Barry J. Galt, Chairman, Clifford
J. Grum and Edmund M. Hoffman. The members of the Compensation Committee were Messrs. Jess T. Hay, Chairman, David W. Biegler and Dean P. Guerin. The Board of Directors on March 13, 1997 reorganized its committees into four (4) committees. The committees described below and their functions are those resulting from the March 13, 1997 meeting, unless the context clearly indicates otherwise.

     The Audit Committee consists of Messrs. Adams, Galt, Grum and Hoffman. The Audit Committee reviews with management, the director of internal auditing and the independent accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Audit Committee deems appropriate, and the Audit Committee reviews with management such matters relating to compliance with corporate policies and internal controls as the Audit Committee deems appropriate. The Audit Committee met two (2) times during the fiscal year ended March 31, 1997.

     The Human Resources Committee consists of Messrs. Biegler, Grum, Hay and Dr. Natalicio. The duties of the Human Resources Committee generally are to
(a) determine and/or recommend the compensation structure for the Company and its subsidiaries, (b) make recommendations to the Board of Directors as to the salary of the Chief Executive Officer, and set the salaries of other senior executives of the Company, (c) grant options, shares of stock, stock units and such other benefits as may be permitted under the Company's stock related benefit plan or plans to such officers and employees as the Committee may designate, and report all such grants to the Board of Directors, (d) review with the Chief Executive Officer, no less frequently than once a year, the depth and quality of the Company's management and succession plans related to each critical operating position of the Company, (e) design, recommend to the Board for approval and administer long, intermediate and short-term incentive compensation plans of the Company, (f) review and recommend to the Board the adoption and, where applicable, amendment of employee benefit plans, (g) administer, interpret, amend (where applicable), and carry out such other duties with respect to the Company's employee benefit plans, as may be authorized or called for by such plans or the Board of Directors, (h) be kept informed as to administration and management matters in respect of the Company's qualified pension plans, and (i) make such other reports and recommendations to the Board of Directors from time to time as the Committee may deem appropriate. The Human Resources Committee succeeded to the principal duties of the Compensation Committee. The Compensation Committee met one (1) time during the fiscal year ended March 31, 1997.

     The Corporate Governance and Nominating Committee consists of Messrs. Biegler, Guerin and Hay and Dr. Natalicio. The duties of the Corporate Governance and Nominating Committee generally are to (a) recommend to the Board of Directors the director nominees proposed each year in the Company's proxy statement for election by the Company stockholders, (b) review the qualifications of, and recommend to the Board, candidates to fill Board vacancies as they may occur, (c) consider suggestions from stockholders and other sources regarding possible candidates for director, (d) define and recommend to the Board appropriate guidelines and criteria regarding the qualifications of candidates for director of the Company, (e) review and from time to time propose changes (as and if appropriate) in the compensation and benefits of non-employee directors of the Company, (f) review and from time to time propose changes (as and to the extent deemed appropriate by the Committee) in the Company's system of corporate governance, and (g) make such other reports and recommendations to the Board of Directors from time to time as the Committee may deem appropriate. The Corporate Governance and Nominating Committee is new, being established as a part of the reorganization of the committee structure of the Board of Directors at its meeting on May 13, 1997. The Corporate Governance and Nominating Committee did not meet during the fiscal year ended March 31, 1997.

     The Corporate Development and Finance Committee consists of Messrs. Adams, Galt, Guerin and Hoffman. The duties of the Corporate Development and Finance Committee generally are to (a) provide direction for the assessment of future acquisition opportunities, (b) review specific plans regarding significant acquisitions or dispositions of businesses or assets, (c) authorize, subject to limits imposed by the Board of Directors, an investment in (or sale of) or acquisition of (or disposition of) another company, or the entry into (or termination of) a partnership, joint venture, or similar investments, or a financial guarantee or appropriations to subsidiaries of the Company for any of the foregoing purposes, and (d) make such reports and recommendations to the Board of Directors from time to time as the Committee may deem appropriate. In addition, the Corporate Development and Finance Committee shall (1) periodically review the financial status of the Company,
(2) consult with the officers of the Company and the Board of Directors in regard to significant matters involving the finances of the Company, (3) review financial policy and procedures and make such recommendations in regard thereto as the Committee may deem appropriate, (4) approve guidelines for the investment of the Company's cash reserves, and (5) recommend for approval by the Board of Directors (i) the amount and record date of dividends, (ii) the Company's annual budget (including, but not limited to, revenue, net income, and capital expenditure objectives) and an acceptable range for the debt to equity ratio of the Company, and (iii) Registration Statements to be filed with the SEC in connection with the Company's securities issuances. The Corporate Development and Finance Committee is new, being established as a part of the reorganization of the Committee structure of the Board of Directors at its meeting on March 13,1997. The Corporate Development and Finance Committee did not meet during the fiscal year ended March 31, 1997.

                    COMPENSATION OF DIRECTORS

     During the fiscal year ended March 31, 1997, each director received $1,250 for each director's meeting attended and reimbursement for reasonable out-of-pocket expenses. In addition, each director who is not a compensated officer or employee of the Company or its subsidiaries received a fee of $30,000 per year for serving as a director (and the Chairman of the Audit Committee and the Chairman of the Compensation Committee received an additional $2,000 per year in those capacities) and $1,250 for each Audit Committee or Compensation Committee meeting attended. Under the Deferred Plan for Director Fees adopted by the Board of Directors on June 13, 1996, each director is permitted to elect, on or before each Annual Meeting of Directors, to defer the receipt of all or a specified portion of the fees to be paid to him or her. If deferral is elected, the amounts that would otherwise be paid to him or her in cash during the ensuing fiscal year is credited to an account on the books of the Company and treated as if invested either at the prime rate of interest as announced from time to time by Texas Commerce Bank in Dallas, Texas or, at the director's prior election, in units of the Company's Common Stock at the closing price on the New York Stock Exchange on the date that a payment is credited to the director's account. If deemed invested in units of the Company's Common Stock, the stock units are credited with amounts equivalent to dividends paid on the Company's Common Stock. Upon ceasing to serve as a director, the value of the account will be paid to the director in annual installments not exceeding ten (10) years, according to the director's prior election.

     Each outside director has been granted an option to purchase 7,500 shares of the Company's Common Stock. The option exercise price at March 31, 1997 of the options granted to Messrs. Galt, Guerin, Hay and Hoffman was $22.50 per share. The option exercise prices at March 31, 1997 of the options granted to Mr. Biegler, Mr. Grum, Mr. Adams, and Dr. Natalicio was $33.50, $35.00, $32.125, and $32.125, respectively. The option exercise price of each option granted to the outside directors is the market value of the Company's Common Stock at the time of the grant, as adjusted for stock splits and other extraordinary property distributions.

     The Company has a Directors' Retirement Plan that was adopted on December 11, 1986. The plan is an unfunded arrangement through which monthly payments will be paid to members of the Board of Directors who are not employees of the Company upon retirement, disability or death while serving as a director on or after December 11, 1986. The payments will be made to the director and/or his designated beneficiary for a ten (10) year period. The amount of each monthly payment will be equal to one-twelfth (1/12) of a percentage of the annual retainer paid to such director in the year of his retirement, disability or death while serving as a director. The applicable percentage is dependent upon the number of years of service as a member of the Board of Directors. If the director has less than five (5) years of service, the applicable percentage is zero. If the director has five (5) years of service, the applicable percentage is fifty percent (50%). The applicable percentage increases at the rate of ten percent (10%) for each year of service thereafter and reaches one hundred percent (100%) after ten (10) years of service as a director. However, notwithstanding the number of years of service, a director's applicable percentage will be one hundred percent (100%) in the event of a Change in Control of the Company. For purposes of this Proxy Statement, a "Change in Control" is deemed to have occurred if (i) any person becomes the beneficial owner, directly or indirectly, of securities of the Company (other than directly from the Company of its affiliates) representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities,

(ii) a majority of the number of directors serving on the Board of Directors no longer consists of the existing directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest) whose appointment or election by the Board of Directors or nomination for election by the stockholders of the Company was approved or recommended by a vote of at least two-thirds of the directors then still in office who are the existing directors or whose appointment, election or nomination for election was previously so approved or recommended, (iii) a merger or consolidation of the Company with any other company unless the Company's stockholders immediately after the merger or consolidation represent at least sixty percent (60%) of the combined voting power of the Company or such surviving entity or any parent thereof or (iv) the stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale by the Company of all or substantially all of its assets other than a sale or disposition to an entity, at least sixty percent (60%) of the combined voting power of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to the sale.

            EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth information for the Company's fiscal years ended March 31, 1997, 1996 and 1995, with regard to the compensation for their services to the Company and its subsidiaries in all capacities of the Chief Executive Officer and each of the other four (4) most highly compensated executive officers serving the Company at the close of the Company's most recently completed fiscal year and of Mr. John Dane III, Chairman, President and Chief Executive Officer of Halter Marine Group, Inc., of which all stock owned by the Company was distributed to the Company's stockholders on March 31, 1997.

                                   SUMMARY COMPENSATION TABLE


                                                       Annual
                                                    Compensation                              Long Term
                                                                                             Compensation
                                                                                         --------------------
          Name and                                                           Other       Restricted    Stock         All
      Principal Position                                                    Annual         Stock       Option       Other
                                       Year      Salary     Bonus <F1>      Compen-        Awards      Awards      Compen-
                                                                           sation <F2>    (Shares)    (Shares)    sation<F3>
W. Ray Wallace - Chairman &            1997    $1,000,000  $2,495,430      $524,315          -       75,000         $28,164
Chief Executive Officer                1996    $1,000,000  $2,033,372      $455,006          -          -           $25,414
                                       1995    $1,000,000  $2,000,000      $450,000          -          -           $25,414

Timothy R. Wallace                     1997      $475,000    $593,750      $106,875        3,000     50,000         $25,022
President                              1996      $475,000    $373,540       $84,854          -          -           $25,084
                                       1995      $295,000    $348,041       $64,304          -          -           $23,464

John T. Sanford                        1997      $380,000    $452,314       $83,231        2,500     35,000         $17,484
Executive Vice President               1996      $380,000    $329,498       $70,950          -       13,202         $18,309
                                       1995      $270,000    $105,111       $37,511          -       14,085         $17,559


Ralph A. Banks, Jr.                    1997      $280,000     $40,000           -            -          -            $4,500
Senior Vice President                  1996      $280,000     $35,000           -            -          -            $4,500
                                       1995      $280,000     $25,000           -            -          -            $4,500

Mark W. Stiles                         1997      $275,000     $69,222       $34,422        2,000     15,000          $8,641
Group Vice President                   1996      $275,000    $295,130       $57,013          -          -            $5,599
                                       1995      $165,000     $90,503       $25,550          -        1,500          $6,166

John Dane III                          1997      $491,667    $415,800<F4>  $134,947          -       27,682         $18,312
Chairman, President and Chief          1996      $450,000     $36,810       $48,681          -          -           $19,699
Executive Officer of Halter            1995      $265,000    $116,017       $38,102          -       13,030         $18,425
Marine Group, Inc.

                                   -8-

<F1> An incentive bonus is paid only upon the achievement of a predetermined financial goal set for each executive by the Human Resources Committee (formerly, the Compensation Committee) at the beginning of the fiscal year.  The Committee also predetermines at the beginning of each fiscal year whether the amount of any incentive bonus earned in excess of a certain percentage of base salary (ranging from twenty-five percent (25%) in the case of some executives to fifty percent (50%) in the case of other executives), will be paid within ninety (90) days after the close of the fiscal year or, in the discretion of the Committee, deferred and paid in equal annual installments up to three (3) years after the close of the fiscal year.  The Committee elected not to defer any of the incentive bonus earned for fiscal 1997;
     however, the Committee elected to defer and pay the incentive bonus earned for fiscal 1996 in excess of the applicable percentage in two (2) subsequent annual installments, and for fiscal 1995, in three (3)
     subsequent annual installments.  If the Committee elects to defer the payment of a portion of the incentive bonus, the executive will forfeit the deferred portion if the executive's employment with the Company is terminated prior to payment for any reason other than death, disability, retirement or a change of control of the Company.  The amounts shown for incentive bonuses in the foregoing table include the amounts deferred and payable to the executive in succeeding years.  The amounts deferred for fiscal 1997, 1996 and 1995, respectively, were $-0-, $1,016,686 and $1,500,000 for Mr. W. Ray Wallace, $-0-, $186,770
     and $259,541 for Mr. Timothy R. Wallace, $-0-, $164,749 and $24,111 for Mr. Sanford, $-0-, $-0- and
     $-0- for Mr. Banks, $-0-, $147,565 and $41,003 for Mr. Stiles and $207,900, $18,405 and $58,008 for
     Mr. Dane.



<F2> An amount equal to fifteen percent (15%) of the salary and incentive bonus of Mr. W. Ray Wallace, and amounts equal to ten percent (10%) of the salaries and incentive bonuses of Messrs. Timothy R. Wallace,
     Sanford, Stiles and Dane, are set aside annually pursuant to the long term deferred compensation plans for them.

<F3> All Other Compensation consists principally of the matching amounts under the Company's Supplemental
     Retirement Plan and Section 401(k) Plan (described below under "Retirement Plans"), automobile allowances, reimbursements for medical insurance premiums and, in the case of Messrs. W. Ray Wallace and Timothy R. Wallace, directors' fees.

<F4> Does not include a special bonus of $442,000 awarded to Mr. Dane by the Board of Directors of Halter
     Marine Group, Inc. on April 2, 1997, after Trinity had distributed to its stockholders all of its stock of
     Halter Marine Group, Inc. and after the officers of Trinity had ceased to serve as directors.



Stock Option Plans

       The Company's 1993 Stock Option and Incentive Plan (the "1993 Plan") that was approved by the stockholders at the Annual Meeting held on July 21, 1993 permits the grant of stock options, stock appreciation rights, restricted stock, performance and other stock related awards. The 1993 Plan terminated the Company's earlier 1989 stock option plan which in turn had terminated the Company's 1983 stock option plan, except in each case for options granted and outstanding under the prior plans. Stock options that expire, terminate or are surrendered unexercised under the prior plans are available for further award under the 1993 Plan. At April 30, 1997, options were granted and outstanding under the 1993 Plan on 1,365,204 shares of the Company's Common Stock, under the 1989 plan on 972,909 shares, and under the 1983 plan on 85,573 shares.

     One of the goals of the 1993 Plan is to make the key executives to whom options are granted long term stockholders of the Company in order that their long range economic interests will be more directly aligned with the long term economic interests of the Company's stockholders. Further, the awards are designed to retain and develop a strong management team who will be dependent upon value created for the Company's stockholders for an accumulation of significant personal wealth. The provisions of the 1993 Plan may be modified or amended at any time or from time to time by the Board of Directors; provided, however, no option at any time outstanding may be impaired or canceled without the consent of the holder thereof, and no amendment can increase the maximum number of shares subject to the plan, reduce the option exercise price of shares contrary to the provisions of the plan or materially modify the requirements as to eligibility for participation in the plan, without stockholder approval.

     The Human Resources Committee of the Board of Directors determines the officers and key employees to whom options are granted, the type of options, the number of shares covered by such options, the option vesting schedule and, if other than an incentive stock option for purposes of the Internal Revenue Code, the option exercise price. In the case of incentive stock options, the Internal Revenue Code requires that the option exercise price must not be less than the fair market value of the stock at the time that the option is granted and, in the case of any employee owning directly or indirectly more than ten percent (10%) of the total outstanding Common Stock, the option exercise price for an incentive stock option must be at least one hundred ten percent (110%) of the fair market value. Options become exercisable as set forth in the option agreements pursuant to which they are issued, but in no event are incentive stock options exercisable after the expiration of ten (10) years from the date of grant (or, in the case of an employee owning directly or indirectly more than ten percent (10%) of the total outstanding Common Stock, five (5) years from the date of grant). Regardless of any vesting schedule contained in an option agreement, the plan provides for the acceleration of vesting in certain events, including the optionee's death, disability or retirement, or a Change in Control of the Company. For the definition of Change in Control, see Compensation of Directors" above. All rights to exercise an option terminate immediately upon an employee's discharge for cause, ten (10) days after an employee's resignation, three (3) months after an employee's disability, twelve (12) months after an employee's death and three (3) years after the employee's retirement. All stock appreciation rights and limited stock appreciation rights, if any, terminate immediately upon cessation of employment, regardless of the reason for such cessation.

     Recipients of options may pay the option exercise price in cash or by delivering to the Company shares of the Company's Common Stock already owned by the optionee having a fair market value equal to the option exercise price. In certain instances, when the optionee surrenders stock already owned by him in payment of the exercise price, the optionee will be granted a new option on shares equal in number to those surrendered at an option exercise price that is the fair market value of the Company's Common Stock on the date of the new grant and exercisable no earlier than six (6) months after the date of such new grant. An optionee also may elect to satisfy the income tax withholding requirement upon the exercise of a nonincentive stock option either by payment of the amount of such withholding obligation in cash or through the retention by the Company of a number of shares of Common Stock out of the shares being purchased with a fair market value equal to the amount of the withholding obligation, but no new option is awarded for the shares retained to satisfy the employee's income tax withholding requirement.

     Further, the awards are designed to retain and develop a strong management team who will be dependent upon value created for the Company's stockholders for an accumulation of significant personal wealth.

    The following table contains information concerning the grant of stock options with respect to fiscal 1997 to each of the executives named in the Summary Compensation Table.

                                      Option Grants In Last Fiscal Year <F1>


	                                    Individual Grants
                    --------------------------------------------------------
                                Percent
                                  of
                                 Total                                        Potential Realizable Value
                                Options                                          at Assumed Annual
                                Granted               Market                    Rates of Stock Price
                                  to      Exercise     Price                 Appreciation For Option Term
                                Employ-      or          on                 ---------------------------------
                                ees in      Base        Date                     At 5%             At 10%
                     Options    Fiscal      Price        of      Expiration     Annual             Annual
      Name           Granted     Year      ($/Sh)      Grant       Date         Growth             Growth
All Stockholders'
Stock appreciation    N/A         N/A        N/A        N/A        N/A      $821,368,000       $2,081,519,000

W. Ray Wallace      75,000<F2>    15.6%    $31.50    $31.50     03/21/07      $1,486,000           $3,765,000

Timothy R. Wallace  50,000<F2>    10.4%    $31.50    $31.50     03/21/07        $991,000           $2,510,000

John T. Sanford     14,925<F3>     3.1%    $33.50    $33.50     04/13/03        $314,000             $797,000
                    35,000<F2>     7.3%    $31.50    $31.50     03/21/07        $693,000           $1,757,000

Ralph A. Banks, Jr.    -           -          -          -          -             -                   -

Mark W. Stiles         500<F3>     0.1%    $36.00    $36.00     04/13/03         $11,000              $29,000
                     1,108<F3>     0.2%    $37.50    $37.50     04/13/03         $26,000              $66,000
                    15,000<F2>     3.1%    $31.50    $31.50     03/21/07        $297,000             $753,000

John Dane III       27,682<F3>     5.8%    $36.125   $36.125    06/29/97<F4>    $629,000           $1,594,000


<F1>  The Company has not granted any stock appreciation rights.

<F2> These stock options were original grants pursuant to the 1993 Plan.

<F3> These stock options were granted pursuant to the reload provisions of the 1993 Plan.

<F4> These options would have expired on April 13, 2003, but Mr. Dane's association with the Company terminated upon the Company's distribution to its stockholders of all stock of Halter Marine Group, Inc.
     Therefore, these options, as well as all other employee stock options granted to Mr. Dane, will expire on
     June 29, 1997.


     The table below sets forth information concerning each exercise of stock options by each of the named executive officers during the most recently completed fiscal year and the number of exercisable and unexercisable stock options held by them and the fiscal year-end value of the exercisable and unexercisable options.

      Aggregated Option Exercises In Last Fiscal Year And FY-End Option Values

                                                                              Value of
                                                       Number of             Unexercised
                                                      Unexercised           in-the-Money
                          Shares                   Options at Fiscal      Options at Fiscal
                         Acquired        Value          Year-End               Year-End
      Name                  on         Realized
                         Exercise                     Exercisable/          Exercisable/
                                                      Unexercisable         Unexercisable

W. Ray Wallace             -              -              465,000             $4,311,878
                                                         135,000                $22,500

Timothy R. Wallace       6,249       $101,546            143,574             $1,187,311
                                                         143,750               $347,653

John T. Sanford         22,368       $196,565             65,506               $263,180
                                                         128,750               $347,653

Ralph A. Banks, Jr.      4,500        $62,750                -                     $-
                                                             -                     $-

Mark W. Stiles           3,733        $45,928             10,584                $41,832
                                                          34,858                $69,531

John Dane III           84,500     $1,009,387             13,030                   $-
                                                         121,432               $347,653


Career Stock Awards

     In fiscal 1997, the Company granted under the 1993 Plan career stock awards to certain executive officers and key employees. The recipients of the awards were given shares of Common Stock of the Company that were issued in their respective names. Each recipient receives dividends and other distributions on his shares when and if paid by the Company and is entitled to vote his shares on any matter submitted to a vote of the holders of the Common Stock of the Company. However, the shares so awarded to a recipient may not be sold, transferred, pledged or in any manner alienated except upon the recipient's retirement at age 65 (or earlier retirement, with the approval of the Human Resources Committee), death or disability or except upon a Change in Control of the Company. For the definition of Change in Control, see "Compensation of Directors" above. If the employment of the recipient is terminated for any reason other than death or disability prior to the recipient's retirement, then absent a merger, consolidation or change of control of the Company, the shares of stock so awarded to the recipient are forfeited to the Company as of the date of the recipient's termination of employment.

    The following table sets forth each long-term incentive plan award (the career stock awards) made during fiscal 1997 to each of the executives named in the Summary Compensation Table .

         Long-Term Incentive Plans -- Awards in Last Fiscal year

                                                      Performance
                                 Number of             Or Other
                                  Shares,             Period Until
                                  Units Or             Maturation
    Name              Year      Other Rights           Or Payout (1)

W. Ray Wallace        1997           -                    -
                      1996           -                    -
                      1995           -                    -

Timothy R. Wallace    1997         3,000               12/30/2018
                      1996           -                    -
                      1995           -                    -

John T. Sanford       1997         2,500               05/18/2017
                      1996           -                    -
                      1995           -                    -

Ralph A. Banks, Jr.   1997           -                    -
                      1996           -                    -
                      1995           -                    -

Mark W. Stiles        1997         2,000               11/03/2013
                      1996           -                    -
                      1995           -                    -

John Dane III         1997           -                    -
                      1996           -                    -
                      1995           -                    -


(1) The date of maturation shown in the above table is the date when the person will attain age 65. The shares may not be sold, transferred, pledged or in any manner alienated except upon the recipient's retirement at age 65 (or earlier with the approval of the Human Resources Committee), death or disability or except upon a merger, consolidation or change of control of the Company. If the employment of the recipient is terminated for any reason other than death or disability prior to the recipient's retirement, then absent a merger, consolidation or change of control of the Company, the shares of stock are forfeited to the Company as of the date of termination of employment.


Retirement Plans

  The Company has noncontributory, defined benefit retirement and death benefit plans which are available to all eligible employees who have completed specified periods of employment. The benefits of the plans are funded by periodic contributions to retirement trusts that invest the Company's contributions and earnings thereon in order to pay the benefits to the employees. The plans provide for the payment of monthly retirement benefits determined under a calculation based on credited years of service and/or a participant's compensation. Retirement benefits are paid to participants upon normal retirement at the age of 65 or later, or upon early retirement. The plans also provide for the payment of certain disability and death benefits. The Company has also adopted a Supplemental Pension Plan that permits the payment of supplemental benefits to certain employees whose annual benefits under the foregoing retirement plan would exceed those permitted by the Internal Revenue Code of 1986, as amended (the "Code"). The Supplemental Pension Plan provides that if at any time the amount of the annual retirement benefit which would otherwise be payable under the Company's pension plan is or becomes limited by reason of compliance with the Code, such person shall be entitled to receive a supplemental pension benefit equal to the difference between the benefit that such person receives under the Company's pension plan and the benefit that such person would have received if such limitation had not been in effect. The benefits are payable from the general assets of the Company.

     The following table reflects the estimated aggregate annual benefits, computed on the basis of a monthly benefit payable for ten (10) years certain and life thereafter, payable under such plans to a fully vested participant of the Company upon retirement at age 65 after 10, 20, 30 and 40 credited years of service at the annual remuneration levels set forth in the table.

                             Pension Plan Table

         Remuneration                            Years of Service
                                    10          20           30           40
$250,000                          $24,760     $49,520      $74,280      $99,040
$300,000                          $29,760     $59,520      $89,280     $119,040
$350,000                          $34,760     $69,520     $104,280     $139,040
$400,000                          $39,760     $79,520     $119,280     $159,040
$450,000                          $44,760     $89,520     $134,280     $179,040
$500,000                          $49,760     $99,520     $149,280     $199,040
$550,000                          $54,760    $109,520     $164,280     $219,040
$600,000                          $59,760    $119,520     $179,280     $239,040
$650,000                          $64,760    $129,520     $194,280     $259,040
$700,000                          $69,760    $139,520     $209,280     $279,040
$750,000                          $74,760    $149,520     $224,280     $299,040
$800,000                          $79,760    $159,520     $239,280     $319,040
$850,000                          $84,760    $169,520     $254,280     $339,040
$900,000                          $89,760    $179,520     $269,280     $359,040
$950,000                          $94,760    $189,520     $284,280     $379,040
$1,000,000                        $99,760    $199,520     $299,280     $399,040
$1,050,000                       $104,760    $209,520     $314,280     $419,040
$1,100,000                       $109,760    $219,250     $329,280     $439,040


     The compensation covered under those plans is the same as the salary and bonus reported earlier in the Summary Compensation Table. The annual benefits shown are not subject to any deduction for Social Security benefits or other offset amounts. Mr. Timothy R. Wallace has 22 credited years of service under the plans under which he is covered; Mr. Sanford has 13 years and Mr. Stiles has 5 years. Messrs. W. Ray Wallace and Ralph A. Banks, Jr. began receiving pension payments at age 65 of $126,933 and $76,848, respectively, per year from the Company's regular retirement plan.

     The Company also is obligated to pay supplemental retirement benefits to Mr. W. Ray Wallace, Chairman, President and Chief Executive Officer of the Company, under an agreement made by the Company in 1990 which provides that the Company will supplement, commencing at his actual retirement, his other retirement benefits from the Company so that his aggregate retirement benefits from the Company will equal eighty percent (80%) of the average of his annual compensation earned during his most highly compensated five (5) consecutive years of employment. At March 31, 1997, the estimated annual benefit payable to him upon his retirement under this unfunded supplemental retirement program was $2,293,000.

     The Company maintains a Section 401(k) plan that permits employees to elect to set aside up to ten percent (10%) of their compensation (subject to the maximum limit on the amount of compensation permitted by the Code to be deferred for this purpose) in a trust to pay future retirement benefits. The Company matches fifty percent (50%) of the lesser of (i) the amount that the employee elects to set aside for this purpose or (ii) six percent (6%) of the employee's compensation. The Company also maintains a similar plan for its "highly compensated employees", as defined in the Code. The highly compensated employees are not limited as to the percentage of their compensation which may be contributed to the plan; however, the Company only matches the lesser of (i) the amount that the employee elects to set aside for this purpose or (ii) six percent (6%) of the employee's compensation (but the Company never contributes more than it would have contributed if the "highly compensated employees" had participated in the Section 401(k) plan). Participation in the Section 401(k) plan by all such "highly compensated employees" would have an adverse effect on the Section 401(k) plan. Contributions under the latter plan are also made to a trust, but unlike the contributions by the Company to the trust created pursuant to the Section 401(k) plan (which are deductible by the Company when paid to the trust), the contributions of the Company to the trust for the "highly compensated employees" are not deductible by the Company for federal income tax purposes until such amounts are paid out by the trust. Further, the assets of the trust created under the plan for the "highly compensated employees" are considered part of the general assets of the Company that can be attached by its creditors.

Change of Control Agreements

     On June 8, 1989, the Board of Directors authorized agreements with each of the executive officers named in the Summary Compensation Table above and others to provide certain severance benefits to them in the event of a termination of employment following a change of control (as defined in the agreements) of the Company. Each agreement provides that if there is a change of control of the Company and if the Company terminates the executive's employment other than as a result of the executive's death, disability or retirement, or for cause (as defined in the agreements), or if the executive terminates his employment for good reason (as defined in the agreements), then the Company will pay to such executive a lump sum equal to three (3) times the amount of the executive's base salary and bonus paid by the Company and its subsidiaries to the executive during the twelve (12) months prior to termination or, if higher, the twelve (12) months prior to the change of control of the Company.

     The severance benefits provided by the agreements also include certain fringe benefits to which each executive would have been entitled if the executive had continued in the employment of the Company for thirty-six (36) months after the executive's termination, and a supplemental benefit based on the Company's retirement plan, which benefit is payable in a series of cash payments.

     The agreements further provide that if any payment to which the executive is entitled would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then the Company will pay to the executive an additional amount so that the net amount retained by the executive is equal to the amount that otherwise would be payable to the executive if no such excise tax had been imposed.

Report of the Human Resources Committee on Executive Compensation

     The following report is submitted by the Human Resources Committee for inclusion in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission with respect to Executive Compensation:

     The Company's executive compensation program is administered by the Human Resources Committee ("the Committee") of the Board of Directors. The Committee, which is composed entirely of independent outside directors, is responsible for setting and overseeing the administration of policies that govern the compensation of the Company's executives. It establishes the base salary, the incentive compensation, the deferred compensation, the stock options and other stock based awards for each Corporate officer and certain key operating officers of the Company.

     It is the Committee's policy to provide a competitive and comprehensive compensation program to attract, motivate, reward and retain the key executives needed to enhance the profitability of the Company and to create value for its stockholders. The Committee believes that the Company's executive compensation should consist of competitive base salaries and incentive compensation plans that reward both short and long term performance. The key components of the Company's executive compensation program in the last fiscal year were a base salary, incentive compensation, and in some cases, deferred compensation, stock options and restricted stock awards. The Committee periodically reviews each component of the Company's executive compensation program to ensure that pay levels and incentive opportunities are competitive, directly linked to performance and aligned with the interest of stockholders. The Committee determines each executive's compensation based upon past and expected future performance, the executive's responsibilities within the Company, and the executive's value to the Company as determined by the Committee.

Base Salary

     The Committee each year reviews each executive's performance and establishes each executive's base salary based upon past and expected future performance, and the executive's responsibilities within the Company. In fixing base salaries, the Committee also considers salaries of senior executives of other comparable companies as reflected in a survey provided by an independent outside consultant.

Incentive Compensation

     Incentive bonuses awarded annually to the Company's executive officers and key operating officers are tied to the Company's success in achieving significant performance goals. An incentive bonus is determined for each executive upon the basis of the achievement of certain financial goals set each year by the Committee at the beginning of the year. The Company's corporate executives' performance targets are directly related to the Company's consolidated income before federal income tax; and targets of division executives responsible for the operation of a division or segment of the Company are directly related to the operating profits achieved by that division or segment. The performance goals are predetermined by the Human Resource Committee on the basis of the Company's past performance and anticipated future performance. In the case of both corporate and division executives, the total amount of incentive compensation that may be earned by any executive in any year is limited to a predetermined maximum percentage of his or her base salary.

Stock Options, Restricted Stock Grants and Deferred Compensation

     Long-term incentive awards provided by the stockholder-approved 1993 Stock Option and Incentive Plan are designed to develop and retain strong management through stock ownership, deferred compensation, stock options and other stock based incentive awards.

     Stock options historically have been and in fiscal 1997 were the primary long-term incentive granted to 12 executive officers, 12 key operating officers and approximately 60 key employees in fiscal 1997. Options to purchase a total of 480,456 shares were granted in fiscal 1997. The Committee believes that a significant portion of senior executives' compensation should be dependent on value created for the shareholders. Options are an excellent vehicle to accomplish this by tying the executives' interest directly to the shareholders' interests. Options are granted at the fair market value of the Company's Common Stock on the date of grant and vest in annual increments over five to eight years after such date if the optionee is still employed or vest fully at the date of normal retirement.

     The number of options that the Committee grants to executive officers is based on individual performance and level of responsibility. The award level must be sufficient in size to provide a strong incentive for executives to work for long-term business interests and become meaningful owners of the business. The number of options currently held by an executive is not a factor in determining individual grants since such a factor would create an incentive to exercise options and sell the shares.

     A limited number of senior executives also received grants of Career Shares in 1997. Career Shares are shares of the Company's Common Stock granted with a restriction designed to promote long-term retention, as well as superior long-term performance, of key strategic and operating management. These restrictions generally expire after the executive reaches normal retirement age. The number of Career Shares granted to senior executives also recognizes the increased responsibility and complexity of senior positions. Individual grants are based on personal contribution and level of responsibility within the organization. The number of shares currently held by an executive is not a factor in determining individual grants since Career Shares are primarily designed to promote long-term retention and steadily increasing stock ownership by the Company's key executives. A total of 20,000 Career Shares were granted to 14 key executives in 1997.

     To encourage the retention of certain key and strategically important executives focused on continuous improvement and growth of the Company, the Company has established a deferred compensation plan for certain key officers of the Company including Messrs. Timothy R. Wallace, John T. Sanford and Mark
W. Stiles. Under the deferred compensation plan, an amount equal to ten percent (10%) of each participant's annual base salary and incentive compensation is accrued to his deferred account on the books of the Company. All such deferrals bear interest at the prime rate from time to time at Texas Commerce Bank.

Chief Executive Officer Compensation

     The base salary, incentive compensation and stock option grants to Mr. W. Ray Wallace, the Company's Chief Executive Officer, are set within the philosophy and policies enunciated above for all other executives of the Company.

     His base salary in fiscal 1997 was fixed by the Committee after reviewing the performance of the Company in fiscal 1996, after considering the positioning of the Company for future years, and after assessing Mr. Wallace's past and ongoing personal performance in the position of Chief Executive Officer. There was no change in his base salary for fiscal 1997. The Committee did not follow any set formula in making such determination, but considered, among other things, the report of a nationally recognized consulting firm employed to survey the compensation of chief executive officers of other companies, with particular emphasis on companies with sales volumes comparable to that of the Company.

     Mr. Wallace's incentive compensation in fiscal 1997 was derived from a formula directly related to the Company's pretax income from continuing and discontinued operations, which in fiscal 1997 totaled $223 million, up from $186 million in fiscal 1996. His incentive compensation for the year is payable currently.

     Mr. Wallace also has a long term deferred compensation plan under which the Company awards annually an amount equal to fifteen percent (15%) of Mr. Wallace's combined salary and incentive compensation in each fiscal year. These deferrals bear interest at the prime rate from time to time at Texas Commerce Bank.

     Pursuant to an agreement between the Company and Mr. Wallace dated July 18, 1990, the Company is obligated to supplement his pension plan and other retirement benefits from the Company so that the aggregate amount of all his retirement benefits from the Company will equal eighty percent (80%) of his average annual compensation for the five (5) consecutive years in which he was most highly compensated by the Company.

Conclusion

     The Committee believes that the Company's compensation policies and practices are appropriately designed to attract, retain and motivate key executives to guide the Company in the future and to produce results which will enhance the Company's long-term prospects, thereby ultimately enriching shareholder values.

Jess T. Hay, Chairman                    David W. Biegler, Member
Human Resource Committee                 Clifford J. Grum, Member
				         Diana Natalicio, Member

   Compensation Committee Interlocks and Insider Participation

     No member who served during the Company's fiscal year ended March 31, 1997 on either the current Human Resources Committee or the former Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. During the Company's fiscal year ended March 31, 1997, no executive officer of the Company served as a member of a compensation committee (or other board committee performing equivalent functions) or as a director of any other entity which has an executive officer serving on either the current Human Resources Committee or former Compensation Committee of the Company.

                        PERFORMANCE GRAPH

     The following graph shows a comparison of the five (5) year cumulative return (assuming reinvestment of any dividends) for the Company, the New York Stock Exchange Index and the Dow Jones Transportation Equipment Index. The sources for the information contained in this table in respect to the return for the Company and for the Dow Jones Transportation Equipment Index are Research Data Group and, in respect to the New York Stock Exchange Index, is Media General Financial Services.

     [Appearing at this point is a performance graph comparing the five (5) year cumulative return (assuming reinvestment of any dividends) for the Company, the New York Stock Exchange Index and the Dow Jones Transportation Equipment Index, with the following plot points expressed in dollars:

                   1992     1993     1994     1995     1996     1997

Trinity             100      159      201      201      192      170

DJ Transport.       100      120      138      124      131      156

NYSE Index          100      115      119      133      173      202]


   ITEM 2 - AMENDMENT OF 1993 STOCK OPTION AND INCENTIVE PLAN

     The following proposal will be offered by the Board of Directors: The Board of Directors recommends that you vote FOR this proposal.

      RESOLVED, that the stockholders of the Company hereby approve an amendment to the 1993 Stock Option and Incentive Plan to add the following new
Section 24:

         24. Maximum Compensation of an Employee. Notwithstanding the foregoing provisions of this Plan, on and after July 16, 1997 the maximum number of Shares for which grants of stock options and Stock Appreciation Rights may be made to an employee in any fiscal year of the Company shall not exceed one-half of one percent (0.5%) of the total number of Shares of the Company outstanding on March 31, 1997, and the exercise price of any stock option or Stock Appreciation Right granted on and after July 16, 1997 shall in no event be less than the Fair Market Value of the Shares at the time of the grant. The sole purpose of this proposed amendment to the 1993 Plan is to entitle the Company to continue to deduct the compensation expense resulting from stock option exercises (and if and when granted, exercises of stock appreciation rights) by certain executives for federal income tax purposes. In order for the Company to continue to receive this tax deduction, Treasury Regulations Section 1.162-27 issued on December 20, 1995 with respect to Internal Revenue Code Section 162(m) requires that the 1993 Plan be amended, and that the amendment be submitted to stockholders, to limit the maximum number of shares for which stock options or rights may be granted to any employee during a specified period so as to enable stockholders to "... calculate the maximum amount that would be attributable to the exercise of options on the basis of their assumptions as to the future stock price." The proposed amendment is intended to comply with this requirement by providing a maximum number of shares of Common Stock of the Company for which stock options and stock appreciation rights may be granted to any employee in any fiscal year at an exercise price at not less than the fair market value of the shares at the time of the grant.

     The Human Resources Committee (formerly, the Compensation Committee and hereinafter referred to as the "Committee") has historically granted individual awards that have been significantly less than the maximum number of shares which may be awarded under the proposed amendment to the 1993 Plan. Further, the exercise price of the stock options awarded by the Committee always have been at the fair market value of the shares at the time of the grant. This amendment is not intended to result in compensation above the level that would otherwise be provided. If this amendment is not approved, the 1993 Plan will continue in effect in its present form. The Board of Directors has made no determination as to what action, if any, will be taken with respect to this matter if the amendment is not approved by the stockholders.

     Copies of the 1993 Plan as currently in effect will be provided to stockholders without charge upon written request to Mr. F. Dean Phelps, Jr., Vice President, Trinity Industries, Inc., P.O. Box 568887, Dallas, TX 75356-8887 or upon telephone request to him at (214) 631-4420.

Summary of 1993 Plan

     The 1993 Plan permits the grant of any or all of the following types of awards: (1) stock options, including incentive stock options; (2) stock appreciation rights, in tandem with stock options or freestanding; (3) restricted stock; (4) performance awards; (5) dividend equivalent rights, in tandem with other awards or freestanding; and (6) other awards based on, payable in, or otherwise related to Common Stock of the Company. The 1993 Plan was originally approved by shareholders on July 21, 1993. It may be terminated by the Board of Directors at any time.

     The 1993 Plan provides that the maximum number of shares of Common Stock with respect to which awards may be granted pursuant to the 1993 Plan is 1,778,933 shares. As awards under the 1993 Plan or stock options granted under prior plans expire, terminate or are surrendered unexercised, the shares underlying such awards and options are available for further awards under the 1993 Plan. Under the proposed amendment, the maximum number of shares for which stock options and stock appreciation rights can be awarded on and after July 15, 1997 would be limited to one-half of one percent (0.5%) of the shares of Common Stock of the Company outstanding on March 31, 1997.

     The 1993 Plan is administered by the Committee. The Committee currently consists of four outside directors, none of whom receive remuneration from the Company or its affiliates in any capacity other than as a director. The Plan requires that the committee named by the Board of Directors to administer the 1993 Plan must consist of not less than three (3) members of the Board of Directors.

     The Committee determines the persons to whom awards are granted, the type of award, and, if applicable, the number of shares to be covered by the award. The persons eligible to receive awards is limited to employees who are either directors or officers of the Company or one of its affiliates or who are in managerial or other key positions in the Company or one of its affiliates. In making the determination as to person to whom awards are granted, the Committee considers the position and responsibilities of the person, his or her importance to the Company and its affiliates, the duties of such person, his or her past, present and potential contributions to the growth and success of the Company and its affiliates, and such other factors as the Committee deems relevant in connection with accomplishing the purposes of the 1993 Plan.

          Stock Options. The Committee may grant either an incentive stock option (as that term is used in Section 422 of the Internal Revenue Code of 1986) or any other stock option. In the case of an incentive stock option, the option exercise price must be not less than one hundred percent (100%) of the last reported sales price of the Company's Common Stock on the New York Stock Exchange on the date of grant and, in case of any employee owning more than ten percent (10%) of the total outstanding Common Stock, the option price of an incentive stock option must be at least one hundred ten percent (110%) of the last reported sales price. If the proposed amendment is approved by stockholders, no stock option granted on or after July 15, 1997 will have an exercise price that is less than one hundred percent (100%) of the last reported sale price of the Company's Common Stock on the New York Stock Exchange on the date of grant. Recipients of stock options may pay the option exercise price in cash or by delivering to the Company shares of the Company's Common Stock already owned by the optionee having a fair market value equal to the aggregate option exercise price.

     If an optionee delivers shares of Common Stock of the Company already owned by the optionee in full or partial payment of the exercise price for any stock option granted under the 1993 Plan or any prior stock option plan of the Company, the Committee may authorize the automatic grant of a new option (a "Reload Option") for the same number of shares as the number of shares of Common Stock surrendered in full or partial payment of the option exercise price of the underlying stock option being exercised. The option exercise price of the Reload Option will be the last reported sale price of the Company's Common Stock on the New York Stock Exchange on the date of the exercise of the underlying stock option. A Reload Option cannot be exercised earlier than six (6) months from the date of its grant nor later than the time when the underlying option exercised by the surrender of the already owned shares could have been last exercised. The Committee may impose additional terms, conditions and restrictions on any Reload Option and the shares acquired upon the exercise of the Reload Option. Stock options will be exercisable as set forth in the option agreements pursuant to which they are issued, but in no event are incentive stock options exercisable after the expiration of ten (10) years from the date of grant (or, in the case of an employee owning more than ten percent (10%) of the total outstanding Common Stock, five (5) years from the date of grant). Regardless of any vesting schedule contained in an option agreement, the 1993 Plan provides for the acceleration of the vesting of stock options in certain events, including the optionee's death, disability or retirement, or a Change in Control of the Company. See "Compensation of Directors" above for the definition of "Change in Control". All rights to exercise a stock option terminate immediately if an optionee is discharged for cause, after ten (10) days in the event of an optionee's resignation, after three (3) months in the case of an optionee's disability, after twelve (12) months in the case of an optionee's death, and after three (3) years in case of the optionee's retirement. Options are not transferrable other than by will or the laws of descent and distribution, except that with the approval of the Committee, an option that is not an incentive stock option may be transferred to a trust for the benefit of one
(1) or more members of the immediate family of the optionee.

     The Company is of the opinion that a person receiving a stock option will not realize any compensation income under the Internal Revenue Code upon the grant of the option. However, he or she will realize compensation income at the time of exercise (except for options which are incentive stock options or where restricted stock is acquired upon the exercise of the option) in the amount of the difference between the option exercise price and the fair market value on the date of exercise. The Company is also of the opinion that for its federal income tax purposes, the Company will be entitled to a deduction equal to the amount of compensation income realized by optionee at the time of exercise. In the case of incentive stock options, although no compensation income is realized upon exercise, the excess of the fair market value on the date of exercise over the option price is included in alternative minimum taxable income for alternative minimum tax purposes.

     Stock Appreciation Rights.  A stock appreciation right may be granted in
conjunction with or independent of a stock option.   A stock appreciation
right is the right to receive an amount equal to the excess of the fair market value of a share of the Company's Common Stock on the date of exercise over the exercise price, i.e., the fair market value of a share of Common Stock on the date of grant (or other value specified in the agreement granting the stock appreciation right). A stock appreciation right granted in tandem with a stock option will require the holder, upon exercise, to surrender the related stock option, or a portion thereof, with respect to the number of shares as to which such stock appreciation right is exercised. If the proposed amendment is approved by stockholders, no stock appreciation right granted on or after July 15, 1997 will have an exercise price that is less than one hundred percent (100%) of the last reported sale price of the Company's Common Stock on the New York Stock Exchange on the date of the grant.

     A stock appreciation right granted independent of a stock option will be exercisable as determined by the Committee. An independent stock appreciation right will entitle the holder, upon exercise, to receive payment as described above either in cash or in shares of Common Stock of the Company, or a combination thereof, as specified in the grant of the stock appreciation right. The Committee may limit the amount payable upon exercise of any Stock Appreciation Right. Any such limitation will be specified in the grant.

     In the case of a stock appreciation right granted either independent of or in conjunction with a stock option, the Company is of the opinion that the person to whom the stock appreciation right is granted will not realize any compensation income at the time of the grant. However, the cash, or in case of shares delivered pursuant to the exercise of any such stock appreciation right, the fair market value of the shares, will be treated as compensation income of the grantee at the time of exercise, and the Company will be entitled to a federal income tax deduction in the amount of the compensation income realized by the grantee of the stock appreciation right at the time of exercise.


     Restricted Stock. An award of restricted stock may be granted under the 1993 Plan, either at no cost to the recipient or for such cost as may be required by law or otherwise as determined by the Committee. The terms and conditions of the restricted stock will be specified at the time of the grant. Restricted stock may not be disposed of by the recipient until the restrictions specified in the award expire. The Committee will determine at the time of the award what rights, if any, the person to whom an award of restricted stock is made will have with respect to restricted stock during the restriction period, including the right to vote the shares and the right to receive any dividends or other distributions applicable to the shares.

     In the case of restricted stock, the Company is of the opinion that the recipient will realize compensation income in an amount equal to the fair market value of such stock less any amount paid for such stock at a time when the employee's rights with respect to such stock are no longer subject to a substantial risk of forfeiture. However, the recipient may make a special election provided in the Internal Revenue Code to be taxed at the time of the receipt of the award (as if the restrictions did not exist) but he or she will not be allowed any deduction if the restricted stock is later forfeited. Dividends, if any, paid to the holder of the restricted stock award during the restriction period will be taxable as compensation income (or as dividend income if the election referred to in the preceding sentence has been made). The Company is also of the opinion that, subject to the limitations of Internal Revenue Code Section 162(m), it will be entitled to a federal income deduction at the time and equal to the amount that compensation income is realized by the recipient of the restricted stock.

     Performance Awards. A performance award may be granted under the 1993 Plan, either at no cost to the recipient or for such cost as may be required by law or as otherwise determined by the Committee. Performance awards may take the form of performance shares, or of performance units or rights valued by reference to the value of Common Stock of the Company or by reference to some other formula or method. Any performance award may require attainment of performance criteria within a specified period in order for the award to be earned. Performance awards, when and if payable, may be paid in cash, stock, other consideration, or a combination thereof. If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable to Company objectives because of a change in the Company's business, operations, corporate structure, or for other reasons that the Committee deems satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

     The Company is of the opinion that the recipient of a performance award will realize compensation income when the recipient's rights with respect to such award are no longer subject to a substantial risk of forfeiture in an amount equal to the excess of the fair market value of such award at that time over the amount, if any, paid for such award, unless the recipient makes a special election provided in the Internal Revenue Code. The Company is also of the opinion that, subject to the limitations of Internal Revenue Code
Section 162(m), it will be entitled to a federal income tax deduction at the time and equal to the amount that compensation income is realized by the recipient of the performance award.

     Dividend Equivalent Rights and Interest Equivalents. A dividend equivalent right gives the recipient the right to receive credits for dividends that would be paid if the recipient held a specified number of shares of Common Stock of the Company. A dividend equivalent right may be granted as a component of another award or as a freestanding award. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or be deemed to be reinvested in additional shares (which may thereafter accrue additional dividend equivalents) at fair market value at the time of deemed reinvestment. Dividend equivalent rights may be settled in cash, shares, or a combination thereof, in a single payment or in installments, as specified in the award.

     In the case of a dividend equivalent right, the Company is of the opinion that the recipient of the dividend equivalent right will realize compensation income in an amount equal to the cash or fair market value of the shares as and when the same becomes payable to the recipient. The Company is also of the opinion that, subject to the limitations of Internal Revenue Code Section 162(m), it will be entitled to a federal income tax deduction at the time and equal to the amount that compensation income is realized by the recipient.

     Other Awards. Other forms of award based upon, payable in, or otherwise related in whole or in part to Common Stock of the Company may be granted under the 1993 Plan if the Committee determines that such awards are consistent with the purposes and restrictions of the 1993 Plan. The terms and conditions of such awards shall be specified by the grant. Such awards shall be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the Committee. The federal income tax consequences of such other awards will depend upon the form that such awards may take.

     Adjustments upon Changes in Capitalization. The number of shares subject to an award will be adjusted for any subdivision or consolidation of shares of Common Stock of the Company or upon stock dividends payable in stock of the Company or in case of any change from par value stock to stock of a different par value or without par value or, in the discretion of the Board of Directors, any distribution by the Company of shares of stock of another corporation.

     Amendments. All provisions of the 1993 Plan (including any award under the plan) may at any time or from time to time be modified or amended by the Board of Directors. However, no outstanding award may be adversely modified, impaired or canceled without the consent of the holder thereof, and the 1993 Plan cannot be amended, without stockholder approval, to increase the maximum number of shares subject to the 1993 Plan, or to materially modify the requirements as to eligibility for participation in the 1993 Plan or materially increase the benefits accruing to persons eligible to participate in the 1993 Plan, or if stockholder approval is necessary in order to comply with Rule 16b-3 under the Securities Exchange Act of 1934 or to comply with any other applicable law, regulation, or listing requirement or to qualify for an exemption or characterization deemed desirable by the Company's Board of Directors.

     Termination. The 1993 Plan will terminate only by resolution of the Board of Directors. However, no incentive stock option may be granted under the 1993 Plan after April 12, 2003.

     The awards that the Committee will grant to persons eligible to receive awards under the 1993 Plan is not currently determinable. Information regarding stock options and restricted stock awarded to the executive officers named in the Summary Compensation Table is set forth on pages 10, 11 and 12 of the proxy statement. At April 30, 1997, options were granted and outstanding under the 1993 Plan on 1,634,781 shares.

     At March 31, 1997, 43,046,363 shares of Common Stock of the Company were outstanding. The closing price of a share of Common Stock of the Company on the New York Stock Exchange consolidated tape on May 30, 1997 was 29.875.

              COMPLIANCE WITH SECTION 16(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). These reports are also filed with the New York Stock Exchange and a copy of each report is furnished to the Company.

     Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. To the Company's knowledge, based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended March 31, 1997, each individual who was required to file such reports during the fiscal year complied with the applicable filing requirements.

             RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP, independent auditors, or a predecessor of that firm, have been the auditors of the accounts of the Company each year since 1958, including the fiscal year ended March 31, 1997. It is anticipated that representatives of Ernst & Young LLP will be present at the 1997 Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions raised at the 1997 Annual Meeting or submitted to them in writing before the 1997 Annual Meeting.

     Ernst & Young LLP has informed the Company that it does not have any direct financial interest in the Company and that it has not had any direct connection with the Company in the capacity of promoter, underwriter, director, officer or employee.

     As is customary, auditors for the current fiscal year will be appointed by the Board of Directors at their meeting immediately following the 1997 Annual Meeting upon recommendation of the Audit Committee.

                          OTHER MATTERS

     Management of the Company is not aware of other matters to be presented for action at the 1997 Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

                      STOCKHOLDER PROPOSALS

     Stockholders' proposals to be presented at the 1998 Annual Meeting of Stockholders, for inclusion in the Company's Proxy Statement and form of proxy relating to the meeting, must be received by the Company at its offices in Dallas, Texas, addressed to the Secretary of the Company, not later than February 17, 1998. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

     Under the Bylaws of the Company, stockholders entitled to vote in the election of directors may nominate one or more persons for election as directors only if notice in writing to the Secretary of the Company of such stockholder's intent to make such nomination or nominations has been delivered to, or mailed and received at, the principal office of the Company not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting. Such notice must set forth
(a) as to each person whom the stockholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the corporation which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, (ii) the class and number of shares of capital stock of the corporation which are beneficially owned by the stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. No person is eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in the Bylaws.

                       REPORT ON FORM 10-K

     Upon written request from any stockholder of record at May 30, 1997 (or any beneficial owner representing that he is or was entitled to vote at the 1997 Annual Meeting), the Company will furnish to such stockholder, without charge, its Annual Report on Form 10-K for the fiscal year ended March 31, 1997, as filed with the Securities and Exchange Commission, including financial statements. The Company may impose a reasonable fee for its expenses in connection with providing exhibits referred to in such Form 10-K, if the full text of such exhibits is specifically requested. Requests should be directed to: Mr. F. Dean Phelps, Jr., Vice President, Trinity Industries, Inc., P. O. Box 568887, Dallas, Texas 75356-8887.

     It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, stockholders are urged, regardless of the number of shares owned, to date, sign and return the enclosed proxy in the enclosed business reply envelope.


                             By Order of the Board of Directors


                                  J. J. FRENCH, JR.
                                       Secretary
June 17, 1997



                         TRINITY INDUSTRIES, INC.
             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
              ANNUAL MEETING OF STOCKHOLDERS - July 16, 1997

     The undersigned hereby appoints J. J. French, Jr., W. Ray Wallace and Dean P. Guerin and each of them with full power of substitution, attorneys, agents and proxies of the undersigned to vote as directed below the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Trinity Industries, Inc. to be held at its offices, 2525 Stemmons Freeway, Dallas, Texas 75207, on Wednesday, July 16, 1997 at 9:30 a.m. Central Daylight Saving Time, and at any adjournment or adjournments thereof. If more than one of the above attorneys shall be present in person or by substitution at such meeting or at any adjournment thereof, the majority of said attorneys so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said attorneys, their substitutes, or any of them, may lawfully do by virtue hereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE NAMED NOMINEES FOR DIRECTOR AND FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1993 STOCK OPTION AND INCENTIVE PLAN.

(Continued and to be marked, dated and signed on reserve side)


                                   TRINITY INDUSTRIES, INC.
                                   P.O. BOX 11369
                                   NEW YORK, N.Y. 10203-0369


(1) Election of ten (10) Directors:

FOR all nominees [  ]    WITHHOLD AUTHORITY to vote [  ]  EXCEPTIONS [ ]
listed below             for all nominees listed below.


Nominees: John L. Adams, David W. Biegler, Barry J. Galt, Clifford J. Grum, Dean P. Guerin, Jess T. Hay, Edmund M. Hoffman, Diana S. Natalicio,
Timothy R. Wallace and W. Ray Wallace.

(INSTRUCTION:   To withhold authority to vote for any individual nominee,
mark the "Exceptions" box and strike a line through that nominee's name.)

(2)  Approval of the amendment to the Company's  (3) In their discretion on such
     1993 Stock Option and Incentive Plan.        their matters as may properly
                                                  come before the meeting.


FOR  [   ]     AGAINST  [   ]    ABSTAIN [   ]


                                     Change of Address and
                                     or Comments Mark Here   [  ]



                                     Please sign exactly as your name
                                     appears on the proxy. If your stock
                                     is jointly owned, both parties must
                                     sign. Fiduciaries and representatives
                                     should so indicate when signing, and
                                     when more than one is named, a
                                     majority should sign. If signed by a
                                     corporation, its seal should be
                                     affixed.

                                     DATED:____________________________

                                     __________________________________
                                              SIGNATURE

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                                              SIGNATURE

                                          VOTES MUST BE INDICATED [  ]
PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY (x) in Black or Blue ink. IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.